Exhibit 99.1
Press Release

AVIS BUDGET GROUP CHIEF FINANCIAL OFFICER DAVID B. WYSHNER
TO PRESENT AT GOLDMAN SACHS CONFERENCE

Live Webcast Available Tuesday, June 3 at 8:00 a.m. (EDT)

Parsippany, N.J., May 29, 2008– Avis Budget Group (NYSE: CAR), a leading provider of vehicle rental services, today announced that David B. Wyshner, executive vice president and chief financial officer, is scheduled to participate in a panel discussion at the Goldman Sachs Lodging, Gaming, Restaurant and Leisure Conference on Tuesday, June 3, 2008.

The panel discussion is expected to cover topics related to our vehicle rental businesses, including our car rental fleet and our outlook.  Mr. Wyshner is expected to note that the Company’s Performance Excellence process improvement initiative continues to progress well and that the Company is continuing to assess the effects that the macroeconomic environment, airline traffic and gas prices will have on Avis Budget’s 2008 outlook and the car rental industry as a whole.

The panel discussion will be Webcast live at 8:00 a.m. EDT on June 3.  To listen to the presentation, visit the Avis Budget Group Web site at www.avisbudgetgroup.com and click on the link provided.  A Webcast replay will be available shortly after the live presentation, and will be archived on the Web site.

About Avis Budget Group, Inc.
Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries.  Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions.  Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees.   For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Contacts
Media Contact:                                                                                  Investor Contact:
John Barrows                                                                                      David Crowther
973-496-7865                                                                        973-496-7277

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